Exhibit 6(j)

Transaction No. NSB-3356075

TERM LOAN AGREEMENT

dated as of March __, 2023

by and between

ZIONS BANCORPORATION, N.A. dba NEVADA STATE BANK,

as the lender, and

LAKE MEAD PARTNERS, LLC, a Delaware limited-liability company as the borrower

TERM LOAN AGREEMENT

This TERM LOAN AGREEMENT (“Agreement”) is dated and effective as of March __, 2023, by and between LAKE MEAD PARTNERS, LLC, a Delaware limited-liability company (“Borrower”) and ZIONS BANCORPORATION, N.A. dba NEVADA STATE BANK (“Bank”).

WITNESSETH:

A.            Pursuant to the terms of this Agreement, Bank has agreed to lend to Borrower the sum of Two Million and No/100 Dollars ($2,000,000.00), or so much thereof as may be advanced (“Loan”).

B.            Borrower’s obligations to pay the Loan shall be evidenced by a promissory note (“Note”), executed by Borrower, payable to the order of Bank, and secured by a second position Deed of Trust and Security Agreement With Assignment of Rents and Fixture Filing (“Deed of Trust”) on the real property (“Property”) described on attached Exhibit “A”, and the personal property of Borrower now or in the future located on the Property, all of even date herewith. (The Deed of Trust and all financing statements, this Agreement, any guaranties of payment or completion required by Bank, and any other collateral documents required by Bank in connection with the Loan (defined below) are collectively called the “Security Documents”).

C.            The terms and conditions of the Note and all Security Documents shall be in form and substance satisfactory to Bank.

NOW, THEREFORE, for valuable consideration, Borrower and Bank agree that the following terms and conditions govern the Loan:

1. Definitions. The following definitions shall be used in this Agreement:

“Advance” shall mean an advance by Bank to Borrower of any part of the Loan Proceeds.

“Agreement” shall mean this Term Loan Agreement, by and between Bank and Borrower, of even date herewith.

“Appraisal” shall mean an appraisal of the Property and the, as determined by a qualified appraiser selected by Bank, which appraisal shall be satisfactory to Bank in all respects.

“Appraised Value” shall mean the as completed value of the Property and the Improvements as determined by the Appraisal, which value shall be approved by Bank pursuant to the terms of this Agreement.

“Bank” shall mean ZIONS BANCORPORATION, N.A. dba NEVADA STATE BANK.

“Borrower” shall mean Lake Mead Partners, LLC, a Delaware limited-liability company.

“Borrower Contribution” shall have the meaning for that term set forth in Section 2 of this Agreement.

“Debt Service Coverage Ratio” shall have the meaning for that term set forth in Section 8(x) of this Agreement.

“Deed of Trust” shall have the meaning for that term set forth in Paragraph B of the Recitals of this Agreement.

“Environmental Laws” means all applicable federal, state, and local laws pertaining to air and water quality, hazardous waste, waste disposal, underground storage tanks, and other environmental matters, including, but not limited to, the Clean Water, Clean Air, Federal Water Pollution Control, Solid Waste Disposal, Resource Conservation Recovery and Comprehensive Environmental Response, Compensation, and Liability Acts, and any applicable laws of the State of Nevada, and the rules, regulations, and ordinances of Clark County, the agencies of the government of the State of Nevada, the Environmental Protection Agency, the U.S. Fish and Wildlife Service, and all applicable federal, state, and local agencies and bureaus.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Event of Default” shall have the meaning for that term set forth in Section 9 of this Agreement.

“Guarantor” and “Guarantors” shall have the meaning for those terms set forth in Section 5.1 of this Agreement.

“Guaranty” shall have the meaning for that term set forth in Section 5.1 of this Agreement.

“Hazardous Materials” means any substance, material, or waste which is or becomes regulated by any local governmental authority, the State of Nevada, or the United States Government or agency or instrumentality thereof, or which is otherwise regulated or defined as a “hazardous waste”, “extremely hazardous waste”, or such other similar classification under any Environmental Law.

“Improvements” shall mean the buildings, fixtures, and other improvements to or located on the Property.

“Loan” shall have the meaning for that term set forth in Paragraph A of the Recitals of this Agreement.

“Loan Commitment” shall mean the principal amount advanced under the terms of the Loan plus the outstanding principal balance of the Existing Term Loan.

“Loan Proceeds” shall have the meaning for that term set forth in Section 3 of this Agreement.

“Loan to Value Ratio” shall mean a ratio under which the numerator is the total Loan Commitment and the denominator is the Appraised Value of the Property.

“LTV Requirement” shall mean that the Loan Commitment shall not exceed an amount equal to sixty five percent (65%) of the Appraised Value of the Property as evidenced by the most current Appraisal.

“Material Adverse Change” means a change resulting from any circumstance or event of whatever nature (including any adverse determination in any litigation) which may (a) materially and adversely affect the validity or enforceability of any Security Document; (b) materially and adversely affect the condition (or otherwise), operations, business, or assets of Borrower or Guarantor; (c) materially impair the ability of Borrower or Guarantor to fulfill any material obligation under this Agreement, the Note, the Deed of Trust, or any other Security Document; or (d) cause an Event of Default or occurrence or non-occurrence that with the passage of time or the giving of notice would constitute an Event of Default.

“Maturity Date” shall have the meaning for that term set forth in Section 2(a) of the Note.

“Net Operating Income” shall have the meaning for that term set forth in Section 8(x)
of this Agreement.

“Note” shall have the meaning set forth for that term in Paragraph B of the Recitals of this Agreement.

“Person” shall mean any natural person or entity, including any corporation, partnership, joint venture, limited liability company, trust, trustee, unincorporated organization, or governmental authority.

“Property” shall have the meaning for that term in Paragraph B of the Recitals of this Agreement, and the Property includes one or more parcels containing a combined area of approximately 19.55 acres (more or less, as represented by Borrower).

“Replacement Reserve” shall have the meaning for that term set forth in Section 8(ee) of this Agreement.

“Security Documents” shall have the meaning set forth for that term in Paragraph B of the Recitals of this Agreement.

“SFM” shall mean SFM, LLC, a Delaware limited liability company.

“SFM Tenant Improvement Disbursement” shall have the meaning for that term set forth in Section 2 of this Agreement.

“Sprouts Lease” shall mean that certain Shopping Center Lease, dated November 4, 2022, by and between Borrower, as “Landlord,” and SFM, LLC, a Delaware limited liability company, as “Tenant,” under which SFM leased the Sprouts Lease Premises from Landlord.

“Sprouts Lease Premises” shall mean those certain premises subject to the terms of the Sprouts Lease, which are located on the Property.

“Title Company” shall have the meaning for that term set forth in Section 5.1 of this Agreement.

“Title Policy” shall have the meaning for that term set forth in Section 5.1 of this Agreement.

2.              Description of Loan.

2.1            SFM Tenant Disbursement. Under the terms of Section 6 of Exhibit C of the Sprouts Lease, Borrower is obligated, subject to the terms thereof, to reimburse SMF for certain tenant improvements made to the Sprouts Lease Premises in the maximum amount of Two Million Five Hundred Thousand and No/100 Dollars (the “SFM Tenant Improvement Disbursement”). Borrower has tendered to Bank $500,000.00 of the SFM Tenant Improvement Disbursement (the “Borrower Contribution”). Bank will hold the Borrower Contribution in an interest-bearing account subject to Section 4.4 of this Agreement, until it is released pursuant to the terms of this Section 2.

2.2            Sprouts Lease. At such time as SFM complies with all of the requirements in the Sprouts Lease for Tenant’s receipt of the SFM Tenant Improvement Disbursement, upon Borrower’s written request to Bank, and Borrower’s written certification that there is no Event of Default hereunder and no event of default under the Sprouts Lease, disburse both the Loan Proceeds and the Borrower Contribution to Borrower for payment to SFM. Bank shall have no obligation to ensure that the SFM Tenant Improvement Disbursement is made to SFM, and SFM shall not be deemed a third-party beneficiary of this Agreement.

3.              Loan Proceeds. The proceeds of the Loan available to be advanced to Borrower (“Loan Proceeds”) are the original principal amount of the Note, less closing costs and expenses set forth in a loan closing statement prepared in connection with the Loan. Subject to the terms of Section 2.2, the Loan Proceeds and the Borrower Contribution will be disbursed to Borrower in a single Advance subject to the terms of this Agreement within two (2) business days after Borrower’s written request. Notwithstanding any provision of this Agreement or the Note to the contrary, there shall be no Advance of any Loan Proceeds after that date which is fifteen (15) months form the date of this Agreement.

4.              Disbursement Procedures and Amounts.

4.1            Amounts. Notwithstanding anything herein to the contrary, the aggregate amount of the outstanding principal balance of the Loan will never at any time exceed the LTV Requirement. Borrower acknowledges that this condition may require Borrower to make certain principal payments on the Loan.

4.2            Intentionally omitted.

4.3            Payment.

(a)            Interest. Interest on the Loan shall accrue at the non-default rate specified in the Note, but subject to the imposition of the Default Rate (defined in the Note). At maturity or upon the occurrence of an Event of Default, interest on the then outstanding principal balance of the Loan shall accrue at the default rate specified in the Note.

(b)            Principal Repayment. Borrower shall pay the outstanding principal amount of the Loan in accordance with the terms of the Note. The entire outstanding principal amount of the Loan, together with all accrued and unpaid interest and all other amounts owed by Borrower to Bank in connection with the Loan, shall be due and payable in full on the maturity date stated in the Note (“Maturity Date”), unless sooner payable pursuant to the terms of this Agreement, by reason of acceleration of the Maturity Date or otherwise.

4.4            Additional Security. Borrower assigns and grants to Bank, as additional security for the performance of Borrower’s obligations under this Agreement, a security interest in the proceeds of the Note and each Security Document, Borrower’s interest in all Loan funds held by Bank, whether or not disbursed, all funds deposited by Borrower with Bank under this Agreement, all governmental permits obtained for the lawful use of the Property and the Improvements, and all reserves, deferred payments, deposits, refunds, cost savings, and payments of any kind relating to the Property or the Improvements. Upon an Event of Default, after expiration of any applicable notice and cure period, Bank may use any of the foregoing for any purpose for which Borrower could have used them under this Agreement or with respect to the Property or the Improvements. Bank will also have all other rights and remedies as to any of the foregoing that are provided under applicable law or in equity.

5.              Loan Conditions.

5.1            Conditions Precedent. Prior to the disbursement of the Loan Proceeds and the Borrower Contribution hereunder, Borrower shall, upon request, be required to submit to Bank the following each in form and content approved by Bank (unless Bank has waived any such requirement in writing):

(a)            This Agreement, the Note, the Deed of Trust (which must be duly recorded), and any financing statements required by Bank (which must be duly filed), and all other Security Documents and appropriate resolutions to borrow, all duly executed by the parties thereto.

(b)            An assignment of all tenant leases for the Property, and, if required by Bank, a subordination thereof (under terms and conditions acceptable to Bank) to the lien of the Deed of Trust. (Borrower acknowledges that all tenant leases are subject to Bank’s prior written approval as to form, substance, and tenant, which consent shall not be unreasonably withheld or delayed.)

(c)            A preliminary title report, issued by a title insurance company acceptable to bank (“Title Company”), relating to the Property and showing all exceptions to title.

(d)            An ALTA Lender’s extended coverage policy of title insurance (“Title Policy”) issued by Title Company at Borrower’s expense upon recordation of the Deed of Trust (or assurance satisfactory to Bank from the Title Company that the Title Policy will be issued), which Title Policy shall be in a liability amount equal to the principal amount of the Note and form satisfactory to Bank. This Title Policy must show the Deed of Trust as a second position lien on the Property, subject only to exceptions approved in writing by Bank, and shall have attached any endorsements required by Bank.

(e)            Evidence satisfactory to Bank that all required approvals pertaining to the use and operation of the Property, including all necessary use and occupancy permits, licenses, or consents of governmental authorities having jurisdiction over the Property have been obtained (or will be timely obtained) and remain in force and effect, and that the Property is suitably zoned for its intended use. (Borrower acknowledges and agrees that all such approvals, permits, licenses, and/or consents must remain in full force and effect throughout the term of this Agreement, to the extent that the same are necessary/required for the lawful use of the Property).

(f)             Payment by Borrower of all of Bank’s reasonable attorneys’ fees and costs incurred in connection herewith, all of which are payable concurrently with the execution of this Agreement. All such loan fees shall be deemed fully earned when paid and shall be non-refundable.

(g)            Borrower shall have delivered to Bank certified copies (certified by the manager of Borrower) of Borrower’s articles of organization and operating agreement, and evidence of its good standing and qualification to do business under the laws of the State of Nevada (if other than a Nevada entity).

(h)            Intentionally omitted.

(i)             There shall have been recorded in the Official Records of Clark County, Nevada, with respect to the Property, all subdivision and parcel maps required by Nevada law with respect to the Property.

(j)              A Guaranty of the Loan (“Guaranty”), in a form and substance acceptable to Bank in its sole discretion, executed by Garo Kholamian, individually, Garo Kholamian as “Trustee (“Trustee”) as Trustee of the Garo Kholamian Revocable Trust, and GK Development, Inc., a Delaware corporation (individually, a “Guarantor”, and together, the “Guarantors”). The Guaranty shall be subject to the limitations set forth therein.

(k)            There shall not be any Event of Default under this Agreement.

(l)             Any other condition Bank may reasonably impose.

6.              Right to Inspect Property. Bank, or parties designated by Bank, shall have the right to enter upon and inspect the Property from time to time at all reasonable times, upon reasonable notice, for the purpose of determining that the terms and conditions of this Agreement are being observed. Bank is under no obligation to construct or supervise the Property and any inspection by Bank of the Property is for the sole purpose of protecting the security of Bank.

7.              Representations and Warranties of Borrower. Borrower, in addition to all other representations made and warranties given herein, represents and warrants to Bank as follows:

(a)            No condemnation or eminent domain proceeding has been commenced or, to the knowledge of Borrower, threatened against the Property.

(b)            Borrower has no knowledge of any notices or violations of federal or state law or municipal ordinances, including without limitation any Environmental Laws, or orders or requirements of any governmental body or authority to whose jurisdiction the Property is subject.

(c)            The execution, delivery, and performance of the transactions contemplated by this Agreement, the Note, and the Security Documents will not conflict with or result in a breach of the terms or provisions of any existing law, regulation, or order of any court or governmental body or authority, or any other document, instrument, or agreement to which Borrower is a party or is bound.

(d)            This Agreement, the Note, and the Security Documents to which Borrower is a party will be validly executed and delivered by Borrower and will constitute the legal, valid, and binding obligations of Borrower, enforceable against it in accordance with their respective terms.

(e)            There are no actions or proceedings pending or threatened against Borrower, any real property or project owned by Borrower, the Property, other than such as may arise in the ordinary course of business, which may in any manner whatsoever substantially affect the validity, priority, or enforceability of the Agreement, the Note, or the Security Documents, or the construction, use, occupancy, and operation of the Property or any part thereof.

(f)             To Borrower’s knowledge, there is no fact which Borrower has not disclosed to Bank in writing which materially adversely affects or, so far as Borrower can now foresee, will materially adversely affect the Property or the ability of Borrower to perform any of its obligations arising under this Agreement.

(g)            All financial information furnished to Bank by Borrower, or its representatives with respect to Borrower, in connection with the Loan (i) is complete and correct in all material respects, and (ii) accurately represents the financial condition of Borrower at the date of issuance. Borrower has no material or contingent liability not disclosed to Bank in writing and there is no material lien, claim, charge, or other right of others of any kind (including liens or retained security titles of conditional vendors) or any property of Borrower not disclosed in such financial statements or otherwise disclosed to Bank in writing.

(h)            There has been no Material Adverse Change in the condition, financial or otherwise, of Borrower since the dates of the latest financial statements furnished to Bank by Borrower. Since those dates, Borrower has not entered into any material transaction not disclosed in such financial statements or otherwise disclosed to Bank in writing.

(i)             Borrower currently uses no trade name other than its actual name. For purposes of this Agreement, Borrower’s principal place of business is at its address at 257 E. Main St. Suite 200, Barrington, Illinois, 60010.

(j)             Borrower has good and marketable title to the Property, and the lien of the Deed of Trust shall be a second position lien, subject only to prior liens in favor of Bank, and those liens and encumbrances disclosed by the Title Company to Bank and accepted by Bank.

(k)            Borrower validly exists, and is in good standing, as a limited liability company in the State of Delaware, and has made, and shall continue to make, all governmental filings necessary to maintain such status. The articles of organization and operating agreement for Borrower that have been delivered to Bank are current and accurate, and they shall not be amended in any material way without Bank’s prior written consent.

(l)             Borrower shall maintain all depository and operating accounts related to the Property with Bank throughout the term of this Agreement.

The above representations and warranties and any representations and warranties made by Borrower in Borrower’s application for the Loan or any loan commitment issued by Bank shall survive the making of any Advance hereunder and will be deemed to have been made each time an Advance is made hereunder.

8.              Covenants of Borrower. In addition to any other obligations and duties of Borrower hereunder, Borrower covenants as follows:

(a)            Borrower shall give notice immediately to Bank of any notice of any claim made by any party arising in connection with or against the Property or Borrower that will materially and adversely affect the Property or Borrower’s ability to repay the Loan.

(b)            Borrower shall comply with, and keep in effect, all permits and approvals obtained from any governmental bodies that relate to the lawful use of the Property and the Improvements and to comply with all existing and future laws, regulations, orders, and requirements of all governmental, judicial, or other legal authorities having jurisdiction over the Property or Improvements, and with all recorded restrictions affecting the Property.

(c)            Intentionally omitted.

(d)            Borrower shall not, without Bank’s prior written consent, purchase or install materials, equipment, fixtures, or articles of personal property of Borrower placed in the Improvements under any security agreement or other agreement in which the seller reserves or purports to reserve title or the right of removal or repossession, or the right to consider them personal property after their incorporation in the work of construction, unless authorized by Bank in writing.

(e)            Upon Bank’s demand, Borrower shall pay and discharge all claims and liens for labor done and materials and services furnished in connection with the Property or the Improvements. Borrower will have the right to contest in good faith any claim or lien, provided that it does so diligently and without prejudice to Bank. Upon Bank’s request, Borrower will promptly provide a bond, cash deposit, or other security reasonably satisfactory to Bank to protect Bank’s interest and security should the contest be unsuccessful.

(f)             In addition to any insurance requirements set forth in the Deed of Trust (which shall control in the event of a conflict between the terms of this Agreement and the Deed of Trust), Borrower shall maintain in force, until full payment of the Loan, all insurance required by law or Bank, flood insurance, business interruption insurance, worker’s compensation insurance, public liability insurance (in an amount of not less than the amount Bank may require in the reasonable exercise of its discretion). The policies must be approved by Bank as to amounts, form, risk coverage, deductibles, insurer, and loss payable and cancellation provisions. Bank’s approval, however, shall not be a representation of the solvency of any insurer or the sufficiency of any amount of insurance. All such policies shall, in Bank’s sole and absolute discretion, name Bank as an additional loss payee or shall include a mortgagee endorsement acceptable to Bank. Bank may, in the reasonable exercise of its discretion, alter the insurance required under the terms of this Agreement, the Deed of Trust, or the Security Documents pursuant to the terms of such reports.

(g)            Intentionally omitted.

(h)            Intentionally omitted.

(i)              Borrower shall pay Bank on demand any reasonable expenses suffered, incurred, or paid by Bank which relate to the negotiation, preparation, execution, delivery, administration, modification, performance, enforcement, and interpretation of the Loan, this Agreement, and any related matters, or the exercise or defense of Bank’s rights and actions hereunder, or which relate to the Note or the Security Documents, including without limitation, any charges for surveys, appraisals, and inspections, and reasonable attorneys’ fees, costs, or expenses arising out of any of the foregoing.

(j)             Borrower shall deposit into a separate account segregated with Bank, within ten (10) business days of receipt of notice from Bank that the Loan is not in balance, such sums as shall be necessary to cause the Loan to become in balance.

(k)            Borrower shall comply in all material respects with all laws, regulations, ordinances, and requirements of all government agencies and all third parties relating to Borrower, the Property, or Borrower’s business thereon.

(l)             Borrower shall promptly pay prior to delinquency all general and special real property taxes and assessments imposed against the Property and all other taxes, license fees, and assessments imposed on Borrower or the Property.

(m)           Borrower shall maintain complete books of account and other records reflecting its operations (in connection with any other businesses as well as with respect to the Property).

(n)            Borrower shall execute and acknowledge, or cause to be executed and acknowledged, and delivered to Bank, all documents, and take all actions, reasonably required by Bank from time to time to confirm the rights created or now or hereafter intended to be created under this Agreement, the Note, or any other Security Document, to protect and further the validity, priority, and enforceability of the Security Documents, to subject to the Security Documents any property intended by the terms of this Agreement, the Note, or any Security Document to be covered by the Security Documents, or otherwise to carry out the purposes of this Agreement and the transactions contemplated hereunder.

(o)            Borrower shall give notice to Bank, within ten (10) days of Borrower’s learning thereof, of each of the following:

(i)  any litigation or claim affecting or relating to the Property and involving an amount in excess of $50,000.00, and any litigation or claim that might subject Borrower to liability in excess of $50,000.00, unless such claim is within the coverage of applicable insurance policies and the defense of such claim has been tendered to and accepted without reservation by the carriers thereunder, and the aggregate of all such claims does not exceed the policy limits for the applicable insurance policies;

(ii)  any dispute between Borrower and any governmental agency relating to the Property, the adverse determination of which might materially affect the Property;

(iii)  any trade name hereafter used by Borrower and any change in Borrower’s principal place of business;

(iv)  the creation or imposition of any mechanic’s lien or any other lien against the Property, to the extent that such lien is in excess of $25,000 and, in the case of a lien caused by a tenant or tenant’s agent, is not removed within fifteen (15) days after Borrower’s written demand to such tenant;

(vii) any Event of Default or event which, with the giving of notice or the passage of time or both, would constitute an Event of Default;

(viii) any material default by Borrower or any other party under any contract or agreement with respect to the Property that would materially and adversely affect the Bank’s security; and

(ix)  any material adverse change in the financial condition of Borrower from the most recent financial statements of Borrower delivered to Bank.

(p)            Financial Statements.

i)	GK Development, Inc., a Delaware corporation (“GK Development”) shall furnish to Bank, no later than February 28 of each year, a copy of its annual financial statement, prepared on a cash basis and in accordance with accounting principles reasonably acceptable to Bank, and consistently applied, certified by GK Development’s chief financial officer, and compiled by an accountant or accountants acceptable to Lender. GK Development agrees and authorizes Bank and such accountant or accountants to, if GK Development is unable to provide Bank information concerning its financial statements that Bank deems necessary, communicate directly with respect to GK Development’s records, audits, and financial statements.

ii)	Borrower shall furnish to Bank, A) within sixty (60) days of the end of each calendar quarter of each fiscal year of Borrower, a copy of its year to date and trailing twelve-month interim consolidated financial statements, and B) within sixty (60) days of the end of each calendar quarter of each fiscal year of Borrower, a copy of its interim rent roll for the Property. All such statements and reports shall be in a form and substance acceptable to Bank in its sole discretion.

(q)            Individual Guarantors’ Financial Statements. Individual Guarantors shall furnish to Bank, within thirty (30) days of the anniversary date of the last financial statement provided by such Guarantor to Bank, a copy of their annual financial statement, prepared in accordance with accounting principles reasonably acceptable to Bank, and consistently applied, and, as applicable, compiled. Such individual Guarantors each agrees and authorizes Bank and such accountant or accountants to, if such Guarantors are unable to provide Bank information concerning individual Guarantors’ financial statements that Bank deems necessary, communicate directly with respect to individual Guarantors’ records, audits, and financial statements.

(r)             Guarantors’ Liquidity Verification Statement. Guarantors shall furnish to Bank on the date that is one year from the previous annual liquidity verification statement provided to Bank, an annual liquidity verification statement in such form and content as the Bank may require.

(s)            Tax Returns. Borrower and Guarantors shall furnish to Bank, within fifteen (15) days of filing, copies of their federal tax returns and all extensions therefor and schedules and attachments thereto (including, without limitation, K-1’s).

(t)             Excavation of Property. Borrower shall not excavate or otherwise renovate the Property such that such excavations or renovations exceed ten (10) feet below the present elevation/surface of the Property without first notifying the Bank in advance of such excavations or renovations and receiving Bank’s prior written approval. Borrower acknowledges that Bank shall not extend any such approval without environmental studies and evaluation of such proposed excavations or renovations, all provided at Borrower’s sole expense, and confirmation to Bank’s sole satisfaction that there is no associated risk of environmental contamination or violation of any Environmental Laws.

(u)            OFAC. Neither Borrower nor any Guarantor is (or will be) a person with whom Bank is restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury of the United States of America (including those persons named on OFAC’s Specially Designated and Blocked Persons list) or under any statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action, and is not and shall not engage in any dealings or transactions or otherwise be associated with such persons. In addition, Borrower hereby agrees to provide Bank with any additional information that Bank may deem necessary from time to time in order to ensure compliance with all applicable laws concerning money laundering and similar activities.

(v)            USA Patriot Act Notice. Bank hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “Act”), it is required to obtain, verify, and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow Bank to identify Borrower in accordance with the Act.

(w)            Loan to Value Ratio. At all times during the term of the Loan, the Loan to Value Ratio shall not exceed sixty five percent (65%) based on the Appraisal. In the event the Loan to Value Ratio exceeds sixty five percent (65%), at the Bank’s sole discretion, the Project’s net cash flow (after debt service) will be swept monthly and applied to the Loan balance until such time as the minimum Loan to Value Ratio requirement is met. After two quarters of such sweep, if the Loan remains out of compliance, then the Loan must be resized to meet the minimum required Loan to Value Ratio. A new Appraisal may be ordered at Bank’s sole option and Borrower’s sole expense.

(x)             Borrower’s Debt Service Coverage Ratio. Borrower shall achieve and maintain a minimum Debt Service Coverage Ratio of 1.25 to 1.00 on the Property, tested annually, beginning with the December 31, 2022 fiscal year end period. The term “Debt Service Coverage Ratio” shall be calculated using the Project’s trailing twelve (12) month Net Operating Income divided by annual principal and interest payments required under the Note. The “Net Operating Income” is defined as the Property’s gross rental income less the greater of actual or appraised operating expenses, including, without limitation, the Replacement Reserve. In the event the Debt Service Coverage Ratio for the Property is not met at any time, at Bank’s sole discretion, Bank may order a new appraisal at Borrower’s expense, and Borrower shall have forty-five (45) days within which to re-margin the Loan once Bank has sent Borrower notice thereof. If re-margin is required, Bank will adjust Borrower’s payment under the Note using the new principal balance, the existing interest rate, and the remaining amortization period.

(y)            Reappraisal/Evaluation. Bank may, at Borrower’s expense, require a re-appraisal of the Property from time to time, but not more than once each twelve (12) month period of time, with such appraisals to be in a form acceptable to Bank.

(z)            Maintenance of Casualty Insurance. Borrower shall procure and maintain all risks insurance, including without limitation fire, theft, and liability coverage, together with such other insurance as Bank may require with respect to the collateral for the Loan, in form, amounts, coverages, and basis reasonably acceptable to Bank and issued by a company or companies reasonably acceptable to Bank. Borrower, upon request of Bank, will deliver to Bank from time to time the certificates of insurance in a form satisfactory to Bank, including stipulations that coverages will not be cancelled or diminished without at least ten (10) days’ prior written notice to Bank and not including any disclaimer of the insurer’s liability for failure to give such notice. Each insurance certificate also shall include an endorsement providing that coverage in favor of Bank will not be impaired in any way by any act, omission, or default of Borrower or any other person. In connection with all policies covering assets in which Bank holds or is offered a security interest, Borrower will provide Bank with such loss payable or other endorsements as Bank may require. If Borrower at any time fails to obtain or maintain any insurance as required under this Agreement, Bank may (but shall not be obligated to) obtain such insurance as Bank deems appropriate, including if Bank so chooses “single interest insurance,” which will cover only Bank’s interest in the collateral for the Loan.

(aa)          Application of Insurance Proceeds. Borrower shall promptly notify Bank of any loss or damage to the collateral for the Loan, whether or not such casualty or loss is covered by insurance. Bank may make proof of loss if Borrower fails to do so within fifteen (15) days after the casualty. All proceeds of any insurance on the collateral for the Loan, including accrued proceeds thereon, shall be held by Bank as part of such collateral. So long as there is no Event of Default, such insurance proceeds shall be made available to Borrower for the repair and/or restoration of the Property, without the necessity of Bank’s prior written consent, so long as Borrower certifies to Bank, and provides Bank with written evidence satisfactory to Bank, that such proceeds are, in fact, being applied to the repair and/or restoration of the Property. In all other cases that require Bank’s consent, if Bank consents to repair or replacement of the damaged or destroyed collateral for the Loan, Bank shall, upon satisfactory proof of expenditure, pay or reimburse Borrower from the proceeds for the reasonable cost of repair or restoration. If Bank does not consent to repair or replacement of the collateral for the Loan, Bank shall retain a sufficient amount of the proceeds to apply to all of the Loans, and shall pay the balance to Borrower. Any proceeds from the said insurance, which have not been disbursed within six (6) months after their receipt and which Borrower has not committed to the repair or restoration of the collateral for the Loan, shall be used to prepay the Loans.

(bb)          Tax and Insurance Reserves. Upon the occurrence and during the occurrence of an Event of Default, Borrower shall maintain with Bank reserves for payment of Property taxes and insurance premiums, which reserves shall be created by monthly payments from Borrower of a sum estimated by Bank to be sufficient to produce, at least fifteen (15) days before the premium or tax due date, amounts at least equal to the insurance premiums and taxes to be paid. If fifteen (15) days before payment is due, the reserve funds are insufficient, Borrower shall upon demand pay any deficiency to Bank. The reserve funds shall be held by Bank as a general deposit and shall constitute a non-interest-bearing deposit account which Bank may satisfy by payment of the insurance premiums and taxes required to be paid by Borrower as they become due. Bank does not hold the reserve funds in trust for Borrower, and Bank is not the agent of Borrower for payment of the insurance premiums and taxes required to be paid by Borrower. The responsibility for the payment of insurance premiums and taxes shall remain Borrower’s sole responsibility.

(cc)          Insurance Reports. Borrower, upon request of Bank, shall furnish to Bank reports on each existing policy of insurance showing such information as Bank may reasonably request, including the following: (1) the name of the insurer; (2) the risks insured; (3) the amount of the policy; (4) the property insured; (5) the then current value on the basis of which insurance has been obtained and the manner of determining that value; and (6) the expiration date of the policy. In addition, Borrower shall upon request by Bank (however not more often than annually) have an independent appraiser satisfactory to Bank determine, as applicable, the cash value or replacement cost of the collateral for the Loan.

(dd)          Guarantors’ Minimum Available Liquidity. Guarantors shall, together, maintain unencumbered Liquid Assets of not less than One Million and No/100 Dollars ($1,000,000.00), measured annually, based on bank and brokerage statements of each Guarantor. For purposes of this Section 8(dd), the term “Liquid Assets” shall include (A) cash and certificates of deposit; (B) U.S. Treasury bills, bonds and notes of the federal government; (C) bond funds and stock funds; (D) readily marketable securities traded on NYSE, ASE, or NASDAQ (excluding restricted stock and stock subject to the provision of Rule 144 of the Securities and Exchange Commission and stock trading below $10 per share). Securities held within a retirement account shall be excluded from the calculation of Liquid Assets; and (E) cash surrender value of life insurance vested in the name of GK Development, Inc., a Delaware corporation, Garo Kholamian personally, or as “Trustee” of the Garo Kholamian Revocable Trust and excludes any funds that are pledged, frozen, and/or have a hold or similar limitation placed on them for any purpose.

(ee)          Replacement Reserve. Borrower shall fund from Property revenues a minimum of at $0.20 per square foot of the Property as a replacement reserve (the “Replacement Reserve”). The Replacement Reserve shall be held by Bank in a non-interest bearing account, subject to Bank’s exclusive control, to be used to fund, at Borrower’s written request, supported by such invoices and other documents that Bank may require, to reimburse Borrower for tenant improvements and/or leasing commissions.

9.              Default by Borrower. The occurrence of any of the following events shall constitute an “Event of Default” under this Agreement:

(a)            Borrower fails to make any payment of interest or principal within ten (10) days of the date when due under the Note; provided, however, Bank shall provide Borrower with written notice of any delinquent payment under the Note, if any, at least once each calendar year.

(b)            Borrower fails to make any deposit of funds required under this Agreement within fifteen (15) days after written notice from Bank.

(c)            Borrower and/or any of the Guarantors fails to comply with any other covenants contained in this Agreement that calls for the payment of money and does not cure that failure within thirty (30) days after written notice from Bank.

(d)            Borrower and/or any of the Guarantors fails to comply with any covenant contained in this Agreement, and does not cure that failure within thirty (30) days after written notice from Bank; provided, however, that it shall not be an Event of Default if Borrower diligently undertakes efforts to effectuate a cure within such 30-day period and is unable to do so because the nature of the cure in question requires more than 30 days to complete, except that in no event shall such period be extended for more than sixty (60) days.

(e)            A petition in bankruptcy is filed by or against Borrower, or any Guarantor, or Borrower, or any Guarantor files a petition for an arrangement under any provisions of federal or state bankruptcy or receivership laws, or any other law, state or federal (unless, in any such case, such petition is dismissed within ninety (90) days of filing), or makes an assignment for the benefit of creditors or is adjudged insolvent by any state or federal court.

(f)             A default occurs under the Note and/or any other Security Documents (subject to any applicable contractual cure period).

(g)            All or any material portion of the Property is condemned, seized, or appropriated by any governmental agency.

(h)            The Property is materially damaged or destroyed by fire or other casualty to such an extent that Bank reasonably concludes that remaining un-disbursed Loan Proceeds, if any, plus funds derived from insurance proceeds, if any (collectively, “Available Proceeds”), will not be sufficient to pay in full the costs of repair, reconstruction, and completion (if applicable) of the Property and Borrower fails to deposit with Bank within thirty (30) days after written request therefor, an amount sufficient to pay the difference between estimated costs of repair, reconstruction, and completion (if applicable) and the Available Proceeds.

(i)             Borrower or any Guarantor is dissolved, liquidated, or terminated, or Borrower or any Guarantor is sold or otherwise transferred (or all or substantially all of the assets of Borrower or any Guarantor) are sold or otherwise transferred without Bank’s prior written consent.

(j)             The Guaranty, or any other guaranty of the Loan, is repudiated, revoked, or terminated without Bank’s prior written consent, or any Guarantor claims that its/his/her Guaranty is ineffective or unenforceable, in whole or in part, and for any reason, with respect to amounts then outstanding or amounts that might in the future be outstanding, and Borrower fails to provide Bank, within sixty (60) days thereafter, with a substitute guaranty reasonably acceptable to Bank (provided, however, that until such time as Borrower provides Bank with a substitute guarantor Bank will not be obligated to make any Advance).

(k)            Any individual Guarantor of any of Borrower’s obligations hereunder dies and Borrower fails to provide Bank, within sixty (60) days thereafter, with a substitute guaranty reasonably acceptable to Bank (provided, however, that until such time as Borrower provides Bank with a substitute guarantor Bank will not be obligated to make any Advance).

(l)             Any representation or warranty made by Borrower or any Guarantor in connection with this Agreement, or any document or agreement made or submitted in connection with this Agreement, is or becomes materially false or misleading.

(m)           If Borrower, or any other “borrower” (as that term is defined in NRS 106.310) who may send a notice pursuant to NRS 106.380(1), with respect to the Loan or the Deed of Trust, (a) delivers, sends by mail, or otherwise gives, or purports to deliver, send by mail or otherwise give, to Bank, any participant or any other Bank (i) any notice of an election to terminate the operation of the Deed of Trust as security for any secured obligation, including, without limitation, any obligation to repay any “future advance” (as defined in NRS 106.320) of “principal” (as defined in NRS 106.345) or (ii) any other notice pursuant to NRS 106.380(1), (b) records a statement pursuant to NRS 106.380(3), or (c) causes the Deed of Trust, any secured obligation to Bank, any participant, or any other Bank to be subject to NRS 106.380(2), 106.380(3), or 106.400.

(n)            A material adverse change occurs in Borrower’s financial condition, any Guarantor’s financial condition, or there is any other Material Adverse Change, after written notice to Bank and an opportunity to cure within thirty (30) days of such notice.

(o)            Intentionally omitted.

(p)            A mechanic’s lien is recorded against the Property, which is not removed or released, as the case may be, within thirty (30) days of Bank’s demand to Borrower.

(q)            Any warranty, representation, or statement made or furnished to Bank by Borrower or on Borrower’s behalf under the Note or the Security Documents is materially false or misleading in any material aspect, either now or at the time made or furnished, or becomes materially false or misleading at any time thereafter.

(r)             The dissolution of Borrower (regardless of whether election to continue is made), any member withdraws from Borrower, or any other termination of Borrower’s existence as a going business, or the death of any individual manager of Borrower, the insolvency of Borrower, the appointment of a receiver for any part of Borrower’s property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower.

(s)            This Agreement or any of the Security Documents ceases to be in full force and effect (including failure of any collateral document to create a valid and perfected security interest or lien) at any time and for any reason, and Borrower fails to cure (provided that Bank reasonably cooperates in connection therewith) within ten (10) days after written request therefor.

(t)             The commencement of any foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession, or any other method, by any creditor of Borrower or by any governmental agency against any collateral securing the Loan. This includes a garnishment of any of Borrower’s accounts, including deposit accounts, with Bank. However, this Event of Default shall not apply if there is a good faith dispute by Borrower as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower gives Bank written notice of the creditor or forfeiture proceeding and deposits with Bank monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Bank, in its sole discretion, as being an adequate reserve or bond for the dispute.

(u)            Any of the preceding events occurs with respect to any Guarantor of the Loan or any Guarantor dies or becomes incompetent, or revokes or disputes the validity of, or liability under, any guaranty of the Loan evidenced by the Note and Borrower fails to provide Bank, within sixty (60) days thereafter, with a substitute guaranty acceptable to Bank in Bank’s sole discretion (provided, however, that until such time as Borrower provides Bank with a substitute guarantor Bank will not be obligated to make any Advance).

Notwithstanding any other provision hereof to the contrary, during any given twelve (12) month period of time, Borrower shall be entitled to cure and/or remedy no more than two (2) Events of Default or occurrences or non-occurrences that would otherwise constitute an Event of Default.

10.            Cross-Default and Cross-Collateralization. Borrower acknowledges and consents that the Loan has been cross-collateralized and cross-defaulted with other obligations of Borrower. Without limiting the generality of the foregoing sentence, Borrower agrees as follows:

(a)            By the terms of the Term Loan Agreement (the “Existing Term Loan Agreement’) dated December 12, 2015, and that certain Promissory Note executed by Borrower (the “Existing Term Loan Note”) of even date therewith, Bank has made a loan (the “Existing Term Loan”) to Borrower in the stated and original principal sum of Twenty Nine Million Five Hundred Thousand and No/100 Dollars ($29,500,000.00) secured by a Deed of Trust and Security Agreement With Assignment Of Rents And Fixture Filing (“Existing Term Loan Deed of Trust”) of even date therewith and recorded November 16, 2015 as Instrument No.20151116-001663, in the Office of the Official Records of Clark County, Nevada. The Existing Term Loan Deed of Trust encumbers the real property described in Exhibit “A” to the Existing Term Loan Deed of Trust.

(b)            By the terms of this Agreement (and together with the Existing Term Loan Agreement, the “Loan Agreements”), and the Note (together with the Existing Term Loan Note, the “Notes”), Bank has agreed to make made the Loan, secured by a Deed of Trust and governed by this Agreement.

(c)            A default under either of the Notes, as defined herein shall, at Bank’s option, constitute an Event of Default under both of the Notes, and all collateral (including, without limitation, real or personal property) securing repayment of the Notes shall secure repayment of the Notes.

(d)            A default under either of the Deeds of Trust, as defined herein shall, at Bank’s option, constitute an Event of Default under both of the Deeds of Trust, and all collateral (including, without limitation, real or personal property) securing repayment of the Notes shall secure repayment of the Notes.

(e)            A default under either of the Loan Agreements, as defined herein shall, at Bank’s option, constitute an Event of Default under both of the Loan Agreements, and all collateral (including, without limitation, real or personal property) securing repayment of the Notes shall secure repayment of the Notes.

(f)             As required by Bank, Borrower shall execute an amendment to the Existing Deed of Trust so that it specifically secures repayment of the Note executed in connection herewith.

11.            Remedies. If any one or more Events of Default shall have occurred and shall continue beyond the expiration of the applicable cure period, if any, specified for such Event of Default, Bank shall have the right and power, all in the sole discretion of Bank, to exercise one or more of the following remedies.

(a)            To terminate the advance of any of the Loan Proceeds, to credit any un-advanced Loan Proceeds or contributions of Borrower to the Loans of Borrower under the Note, and to declare the entire principal balance of the Note then due and payable, and thereupon Bank’s obligations to disburse Loan Proceeds hereunder shall cease.

(b)            To enter upon the Property, in its own right or by court appointed receiver.

(c)            To discontinue any work in respect of the Property commenced by Borrower or to change any course of action undertaken by Borrower without being bound by any limitations or requirements of time, whether set forth herein or otherwise.

(d)            To assume the any contract relating to the Property made by Borrower and to take over and use all or any part or parts of the labor, materials, supplies, and equipment contracted for by Borrower, whether or not previously incorporated in the Property and to apply un-disbursed Loan Proceeds in payment of costs of construction or for other costs, expenses, or fees incurred in connection with the Property and/or to fulfill Loan obligations of Borrower which Borrower has not fulfilled and/or to otherwise protect Bank’s security.

(e)            Upon default, including failure to pay upon final maturity, the interest rate on the Note shall be increased by five (5.00) percentage points. However, in no event will the interest rate exceed the maximum interest rate limitations under applicable law.

(f)             Any remedies hereunder are in addition to any other remedies which Bank may have hereunder or under the Note, the Deed of Trust, or any other Security Documents, at law or in equity, including the right to foreclose any security for Borrower’s obligations under this Agreement, all in such order and manner as Bank may determine in its sole and absolute discretion.

(g)            If any default, other than a default in payment, is curable and if Borrower has not been given a notice of a breach of the same provision of the Note, this Agreement, or the other Security Documents within the preceding twelve (12) months, it may be cured if Borrower, after Bank sends written notice to Borrower demanding cure of such default: (1) cures the default within ten (10) days; or (2) if the cure requires more than the applicable ten (10) days, immediately initiates steps which Bank deems in Bank’s sole discretion to be sufficient to cure the default and thereafter continues and completes all reasonable and necessary steps sufficient to produce compliance as soon as reasonably practical.

(h)            Subject to subsection (d) above, if any Event of Default shall occur, except where otherwise provided in this Agreement or the Security Documents, all commitments and obligations of Bank under this Agreement or the Security Documents or any other agreement immediately will terminate (including any obligation to make further Loan Advances or disbursements), and, at Bank’s option, all Loans immediately will become due and payable, all without notice of any kind to Borrower, except that in the case of an Event of Default of the type described in the “insolvency” subsection above, such acceleration shall be automatic and not optional. In addition, Bank shall have all the rights and remedies provided in this Agreement, in the Security Documents or available at law, in equity, or otherwise. Except as may be prohibited by applicable law, all of Bank’s rights and remedies shall be cumulative and may be exercised singularly or concurrently. Election by Bank to pursue any remedy shall not exclude pursuit of any other remedy, and an election to make expenditures or to take action to perform an obligation of Borrower or of any Guarantor shall not affect Bank’s right to declare a default and to exercise its rights and remedies.

(i)             To the extent permitted by applicable law, Bank reserves a right of setoff in all Borrower’s accounts with Bank (whether checking, savings, or some other account). This includes all accounts Borrower holds jointly with someone else and all accounts Borrower may open in the future. However, this does not include any IRA or Keogh accounts, any trust accounts for which setoff would be prohibited by law, or monies in any accounts that were received pursuant to the federal Social Security Act, including, without limitation, retirement and survivors’ benefits, supplemental security income benefits, and disability insurance benefits. Borrower authorizes Bank, to the extent permitted by applicable law, to charge or setoff all sums owing on the debt against any and all such accounts, and, at Bank’s option, to administratively freeze all such accounts to allow Bank to protect Bank’s charge and setoff rights provided in this paragraph.

(j)             Bank may, at Bank’s option, declare immediately due and payable all sums secured by the Deed of Trust and Security Documents upon the sale or transfer, without Bank’s prior written consent, of all or part of the Property, or any interest in the Property. A “sale or transfer” means the conveyance of Property or any right, title, or interest in the Property, whether legal, beneficial, or equitable; whether voluntary or involuntary; whether by outright sale, deed, installment sale contract, land contract, contract for deed, leasehold interest with a term greater than three (3) years, lease-option contract, or by sale, assignment, or transfer of any beneficial interest in or to any land trust holding title to the Property, or by any other method of conveyance of an interest in the Property. If any Borrower or Guarantor is a corporation, partnership, or limited liability company, transfer also includes any restructuring of the legal entity (whether by merger, division, or otherwise), or any change in ownership of more than twenty-five percent (25%) of the voting stock, partnership interests, or limited liability company interests, as the case may be, of such Borrower or Guarantor. However, this option shall not be exercised by Bank if such exercise is prohibited by federal law or by Nevada law.

These remedies are in addition to any other remedies which Bank may have hereunder or under the Note, the Deed of Trust, or any other Security Documents, at law or in equity, including the right to foreclose any security for Borrower’s obligations under this Agreement, all in such order and manner as Bank may determine in its sole and absolute discretion.

12.            Miscellaneous.

(a)            Waiver of Breach. The rights and remedies of the parties hereto under this Agreement, the Note, and the Security Documents are cumulative and in addition to all rights and remedies provided by law or in equity from time to time. The exercise by Bank or Borrower of any right or remedy shall not constitute a cure or waiver of any default, nor invalidate any notice of default or any act done pursuant to any such notice, nor prejudice such party in the exercise of any other right or remedy. No waiver of any action shall be implied from any omission by Bank or Borrower to take action on account of such default if such default persists or is repeated. No waiver of any default shall affect any default other than the default expressly waived, and any such waiver shall be operative only for the time and to the extent stated. No waiver of any provision of this Agreement, the Note, or any Security Document shall be construed as a waiver of any subsequent breach of the same provision. A consent by Borrower or Bank to or approval of any act by the other requiring further consent or approval shall not be deemed to waive or render unnecessary such further consent to or approval of any subsequent act. The acceptance by Bank or Borrower of a late performance of any obligation shall not constitute a waiver by such party of the right to require prompt performance of all further obligations; Bank’s acceptance of any performance following the sending or filing of any notice of default shall not constitute a waiver of Bank’s right to proceed with the exercise of its remedies for any unfulfilled obligations; and Bank’s acceptance of any partial performance shall not constitute a waiver by Bank of any rights relating to the unfulfilled portion of the applicable obligation.

(b)            Notices. Except as otherwise provided by law, any notice, request, demand, consent, approval, or other communication (“Notice”) provided or permitted under this Agreement, or any other instrument contemplated hereby, shall be in writing, signed by the party giving such Notice, and shall be given by personal delivery to the other party or by United States certified or registered mail, postage prepaid, return receipt requested, addressed to the party for whom it is intended at its address as set forth in the Deed of Trust. Unless otherwise specified, Notice shall be deemed given when received, but if delivery is not accepted, on the earlier of the date delivery is refused or the third day after same is deposited in any official United States Postal Depository. Any party from time to time, by Notice to the other parties given as above set forth, may change its address for purpose of receipt of any such communication.

(c)            Assignment. The provisions hereof shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, administrators, executors, successors, and assignees; PROVIDED, HOWEVER, that this Agreement shall be personal to Borrower and no assignment by Borrower of any of its rights under this Agreement is permitted and no such assignment shall be binding upon Bank or of any effect unless the prior written consent of Bank to such assignment has first been procured and upon payment of such assumption fees as Bank may require.

(d)            Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior negotiations, understandings, and agreements between the parties hereto.

(e)            Severability. It is understood and agreed by the parties hereto that if any part, term, or provision of this Agreement is held by any court to be illegal or invalid, the legality and validity of the remaining portions or provisions shall not be affected, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term, or provision held to be illegal or invalid.

(f)             Interpretation. The section headings set forth in this Agreement are for the purpose of convenience to and ready reference by the parties. It is agreed and understood by the parties that such headings shall not be deemed to define, limit, or extend the scope or intent of the sections to which they pertain. Whenever the context requires, all words used in the singular will be construed to have been used in the plural and vice versa, and each gender will include any other gender.

(g)            Incorporation. The preamble, exhibits, and schedules attached hereto are hereby incorporated into this Agreement and made a part hereof.

(h)            Performance By Bank. If Borrower shall fail to perform any obligation hereunder that requires the payment of money, Bank may perform such obligation upon fifteen (15) days’ written notice to Borrower (unless Bank shall in its sole discretion determine that the security for the Loan is imminently threatened or impaired by such failure, in which case no such prior notice is required), and any sums expended by Bank pursuant to this subsection shall be deemed to be Advances and shall bear interest until repaid at the default rate of interest specified in the Note.

(i)             Costs and Expenses. If any lawsuit is commenced to enforce or interpret any of the terms of this Agreement, the prevailing party shall have the right to recover its reasonable attorneys’ fees and costs of suit from the other party.

(j)             Consistency. The terms of this Agreement, the Note, and the Security Documents supersede any inconsistent terms of Bank’s loan commitment to Borrower, if any; provided, that all obligations of Borrower under the commitment to pay any fees to Bank or any costs and expenses relating to the Loan or the commitment shall survive the execution and delivery of this Agreement, the Note, and the Security Documents. The terms of this Agreement supersede any inconsistent terms of the Note or the Security Documents.

(k)            Third Party Consultants. If there is an Event of Default, and if reasonably required by Bank, Bank may hire such third-party consultants as it deems reasonably necessary, the costs of which shall be paid by Borrower, to provide the following services: (a) review Plans and Specifications; (b) review the cost breakdown and the construction schedule; (c) conduct compliance inspections with respect to the Property; and (d) perform such other services contemplated by this Agreement as may, from time to time, be required by Bank.

(l)             No Third Party Beneficiaries. This Agreement is made for the sole protection and benefit of Bank and Borrower and their successors and assigns. No trust fund is created by this Agreement and no other persons or entities will have any right of action under this Agreement or any right to the Loan funds.

(m)           Relationship. Nothing herein shall be construed to constitute Bank and Borrower a partnership or joint venture, or Bank an agent of Borrower, it being agreed that the sole relationship between Bank and Borrower shall be that of lender and borrower.

(n)            Governing Law. It is understood and agreed by the parties that this Agreement is made in the State of Nevada and that the laws of the State of Nevada shall govern the legality, validity, construction, interpretation, and effect of this Agreement. The venue of any lawsuit or other action based upon this Agreement shall be in Clark County, Nevada.

(o)            Participations. Bank may grant participations in the Loan and the Note and Security Documents at any one time and may furnish any participant or prospective participant with all documents and information relating to Borrower and the Loan that Bank deems advisable in connection therewith. Borrower’s indemnity obligations under this Agreement, the Note and the Security Documents shall also apply with respect to any participant and the directors, officers, agents, and employees of any participant. Any fees or costs related to such participations shall not be borne by Borrower.

(p)            Cure Periods. All cure periods provided for herein or in the Note, the Deed of Trust, or the Security Documents shall run concurrently with any statutory cure periods.

(q)            Jury Trial Waiver. Borrower and Bank hereby waive their respective rights to a trial by jury in any action or proceeding based upon, or related to, the subject matter of the Note, the Deed of Trust, this Agreement, or the Security Documents. This waiver is a knowing, intentional, and voluntary waiver made by Borrower and Bank, and Borrower acknowledges that neither Bank nor any person acting on behalf of Bank has made any representations of fact to induce this waiver of trial by jury or in any way to modify or nullify its effect. Borrower and Bank acknowledge that this waiver is a material inducement to enter into a business relationship, that each of them has already relied on this waiver, and that each of them will continue to rely on this waiver.

(r)             Waivers. To the extent permitted by law, Borrower hereby waives and relinquishes: (i) the defense of the statute of limitations in any action hereunder or in any action for the collection of any Loans or the performance of any obligation arising in connection with the Note; (ii) any defense that may arise by reason of the incapacity, lack of authority, death, or disability of any other person or persons or the failure of Bank to file or enforce a claim against the estate (in administration, bankruptcy, or any other proceeding) of any other person or persons; (iii) demand, protest, and notice of any kind; (iv) any defense based upon an election of remedies by Bank, including, without limitation, the marshaling of assets (or any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal); (v) any defense arising because of Bank’s election, in any proceeding instituted under the Federal Bankruptcy Code, of the application of Section 1111(b) of the Federal Bankruptcy Code; (vi) any defense based on any borrowing or grant of a security interest under Section 364 of the Federal Bankruptcy Code; (vii) any defense based upon an election of remedies by Bank, including, without limitation, any election to proceed by judicial or non-judicial foreclosure of any security, whether real property or personal property security, or by deed in lieu thereof, or any election of remedies.

(s)            Bank’s Consent. Whenever consent or approval is required by the terms and conditions of this Agreement, such consent or approval shall not be unreasonably withheld or delayed. Unless otherwise specifically agreed between the parties, it shall be an unreasonable delay if consent or approval is not given (or denied, as the case may be) within five (5) business days following written notice of such requirement to grant consent or approval (which notice must include a reference to the requirements of this subsection to this Agreement). This requirement shall apply to this Agreement, the Deed of Trust, the Note, and all other Security Documents.

(t)             Waiver of Defenses and Release of Claims. The undersigned hereby (i) represents that neither the undersigned nor any affiliate or principal of the undersigned has any defenses to or setoffs against any Loans or other obligations owing by the undersigned, to Bank or Bank’s affiliates (the “Obligations”), nor any claims against Bank or Bank’s affiliates for any matter whatsoever, related or unrelated to the Obligations, and (ii) releases Bank and Bank’s affiliates, officers, directors, employees, and agents from all claims, causes of action, and costs, in law or equity, known or unknown, whether or not matured or contingent, existing as of the date hereof that the undersigned has or may have by reason of any matter of any conceivable kind or character whatsoever, related or unrelated to the Obligations, including the subject matter of this Agreement. The foregoing release does not apply, however, to claims for future performance of express contractual obligations that mature after the date hereof that are owing to the undersigned by Bank or Bank’s affiliates. As used in this paragraph, the word “undersigned” does not include Bank or any individual signing on behalf of Bank. The undersigned acknowledges that Bank has been induced to enter into or continue the Obligations by, among other things, the waivers and releases in this paragraph.

(u)            Multiple Loan Agreements (Independent Loan Agreements). Borrower and Bank acknowledge that Borrower may have more than one outstanding loan with Bank, and may be granted additional loans by Bank in the future. Borrower and Bank agree that (i) the loan agreement executed in connection with each loan shall govern that particular loan; (ii) execution or amendment of a loan agreement for one loan shall not be interpreted to supersede or amend any loan agreement previously executed in connection with another loan; and (iii) any present or future loan for which no separate loan agreement is executed shall always be governed by the most recently executed loan agreement then outstanding between Borrower and Bank, whether executed before or after the granting of said loan. This section shall not diminish any cross-default or cross-collateralization term in any loan agreement, promissory note, or related loan document. (This section supersedes any contrary provision in this Agreement.) Notwithstanding the preceding two sentences of this section, every loan agreement between Borrower and Bank (together with all related loan documents associated therewith) shall be deemed amended to adopt the dispute resolution provisions that are now or hereafter set forth in the most recently executed loan agreement. In this paragraph, “dispute resolution provision” includes any provision, or omission thereof, in the nature of a class action waiver, a jury trial waiver, or alternative dispute resolution term (such as resolution by arbitration or judicial reference).

(v)            Document Imaging. Bank shall be entitled, in its sole discretion, to image or make copies of all or any selection of the agreements, instruments, documents, items, and records governing, arising from, or relating to any of Borrower’s loans, including, without limitation, this Agreement and the Security Documents, and Bank may destroy or archive the paper originals. The parties hereto (i) waive any right to insist or require that Bank produce paper originals, (ii) agree that such images shall be accorded the same force and effect as the paper originals, (iii) agree that Bank is entitled to use such images in lieu of destroyed or archived originals for any purpose, including as admissible evidence in any demand, presentment, or other proceedings, and (iv) further agree that any executed facsimile (faxed), scanned, or other imaged copy of this document or any Related Document shall be deemed to be of the same force and effect as the original manually executed document.

(w)            Governing Law. This Agreement and the other Security Documents will be governed by federal law applicable to Bank and, to the extent not preempted by federal law, the laws of the State of Nevada without regard to its conflicts of law provisions. This Agreement has been accepted by Bank in the State of Nevada.

(x)             Choice of Venue. If there is a lawsuit, Borrower agrees upon Bank’s request to submit to the jurisdiction of the courts of Clark County, State of Nevada.

(Initial Here ______________)

(y)            Indemnitor’s Waiver and Indemnification. Borrower and each Guarantor (together, the “Indemnitor”), by signing below, each hereby agrees to and shall indemnify, defend, and hold harmless Bank and Bank’s officers, directors, employees, and agents, and Bank’s successors and assigns and their officers, directors, employees, and agents from and against any and all actual, out-of-pocket claims, demands, actual losses, liabilities, costs, fines, penalties, and expenses (including without limitation reasonable attorneys’ fees at trial and on any appeal or petition for Bank review, consultants’ fees, remedial action costs, natural resource damages, and diminution in value), but excluding consequential or punitive damages, and excluding such losses arising out of the gross negligence or willful misconduct of Bank, incurred by such person (a) arising out of or relating to any investigatory or remedial action involving the Property, the operations conducted on the Property, or any other operations of Indemnitor or any occupant and required by Environmental Laws or by orders of any governmental authority having jurisdiction under any Environmental Laws, including without limitation any natural resource damages, or (b) arising out of or related to any noncompliance with or violation of Environmental Laws or any applicable permits or approvals, or (c) on account of injury to Bank or any person whatsoever or damage to any property arising out of, in connection with, or in any way relating to (i) the breach of any covenant, representation, or warranty contained in this Agreement, (ii) the violation of any Environmental Laws, permits, authorizations, or approvals, (iii) the use, treatment, storage, generation, manufacture, transport, release, spill, disposal, or other handling of Hazardous Substances on the Property, or (iv) the contamination of any of the Property by, or the presence, release, or threatened release of, Hazardous Substances by any means whatsoever (explicitly including without limitation any presently existing contamination of the Property, whether or not previously disclosed to Bank), or (d) pursuant to this Agreement. Indemnitor’s obligations under this section shall survive the termination of this Agreement and as set forth below in the Survival section, but in no event shall Indemnitor be entitled to indemnification for any liability or loss arising out of Indemnitor’s own gross negligence of willful misconduct. In addition to this indemnity, Indemnitor hereby releases and waives all present and future claims against Bank for indemnity or contribution in the event Indemnitor becomes liable for cleanup or other costs under Environmental Law.

(z)            Survival. The covenants contained in this Agreement shall survive (A) the repayment of the Loans, (B) any foreclosure, whether judicial or non-judicial, of the Property, and (C) any delivery of a deed in lieu of foreclosure to Bank or any successor of Bank, but shall not apply to any liability or loss arising out of events occurring after any of the events set forth in subsections (A), (B) or (C). The covenants contained in this Agreement shall be for the benefit of Bank and any successor to Bank, as holder of any security interest in the Property or the Loans secured thereby, or as owner of the Property following foreclosure or the delivery of a deed in lieu of foreclosure.

(aa)          Counterparts. This document may be executed in any number of counterparts, each of which, when taken together, will be deemed to be an original and one and the same instrument. This document will not become effective until all counterparts hereof have been duly executed by all parties hereto.

(bb)         Beneficial Ownership. Borrower agrees to promptly notify Bank (A) of any change in direct or indirect ownership interests in the Borrower as reported in the Beneficial Ownership Certification or other similar certification provided to Bank prior to or in connection with the execution of this Agreement (the “Certification”), or (B) if the individual with significant managerial responsibility identified in the Certification ceases to have that responsibility or if the information reported about that individual changes. Borrower hereby agrees to provide such information and documentation as Bank may request during the term of the Loan to confirm or update the continued accuracy of the any information provided in connection with the foregoing.

(cc)          Collateral Appraisals. During the term of the Loan, Bank may obtain one or more appraisals of any real or personal property constituting collateral for the Loan: (a) if any applicable law, rule, regulation, regulator recommendation or audit standard requires or encourages Bank to obtain an appraisal, or (b) Bank believes that an event of default has occurred under the Loan Documents, or (c) Bank reasonably believes conditions exist that, with the passage of time and giving any required notice, will constitute an event of default under the Loan Documents. Borrower shall reimburse Bank for the cost of such appraisals (but not more than one per calendar year), and Bank may in its discretion charge that reimbursement to any credit facility outstanding with Borrower. Appraisals under this section will be ordered, reviewed and accepted by Bank from an appraiser (and in a form and substance) satisfactory to Bank in its sole discretion. Borrower shall cooperate in the conduct of the appraisal, including but not limited to granting the appraiser access to the real property and providing the appraiser with all records or information requested in connection therewith.

13.            DISPUTE RESOLUTION PROVISION. This Dispute Resolution Provision contains a jury waiver, a class action waiver, and an arbitration clause (or judicial reference agreement, as applicable), set out in four Sections. READ IT CAREFULLY.

(a)            GENERAL PROVISIONS GOVERNING ALL DISPUTES.

(i)             PRIOR DISPUTE RESOLUTION AGREEMENTS SUPERSEDED. This Dispute Resolution Provision shall supersede and replace any prior “Jury Waiver,” “Judicial Reference,” “Class Action Waiver,” “Arbitration,” “Dispute Resolution,” or similar alternative dispute agreement or provision between or among the parties.

(ii)            “DISPUTE” Defined. As used herein, the word “Dispute” includes, without limitation, any claim by either party against the other party related to this Agreement, any Related Document, and the Loan evidenced hereby. In addition, “Dispute” also includes any claim by either party against the other party regarding any other agreement or business relationship between any of them, whether or not related to the Loan or other subject matter of this Agreement. “Dispute” includes, but is not limited to, matters arising from or relating to a deposit account, an application for or denial of credit, warranties and representations made by a party, the adequacy of a party’s disclosures, enforcement of any and all of the obligations a party hereto may have to another party, compliance with applicable laws and/or regulations, performance or services provided under any agreement by a party, including without limitation disputes based on or arising from any alleged tort or matters involving the employees, officers, agents, affiliates, or assigns of a party hereto. If a third party is a party to a Dispute (such as a credit reporting agency, merchant accepting a credit card, junior lienholder, or title company), each party hereto agrees to consent to including that third party in any arbitration or judicial reference proceeding for resolving the Dispute with that party.

(iii)           Jury Trial Waiver. Each party waives their respective rights to a trial before a jury in connection with any Dispute, and all Disputes shall be resolved by a judge sitting without a jury. If a court determines that this jury trial waiver is not enforceable for any reason, then at any time prior to trial of the Dispute, but not later than thirty (30) days after entry of the order determining this provision is unenforceable, any party shall be entitled to move the court for an order, as applicable: (i) compelling arbitration and staying or dismissing such litigation pending arbitration (“Arbitration Order”) under Section 13(b) hereof, or (ii) staying such litigation and compelling the appointment of a referee to hear and determine any or all of the issues in an action or proceeding, whether of fact or of law, or compelling judicial reference, as applicable.

(iv)           CLASS ACTION WAIVER. If permitted by applicable law, each party waives the right to litigate in court, in an arbitration proceeding, or in any other Dispute as a class action, either as a member of a class or as a representative, or to act as a private attorney general.

(v)            SURVIVAL. This Dispute Resolution Provision shall survive any termination, amendment, or expiration of this Agreement, or any other relationship between the parties.

(b)            Arbitration IF JURY WAIVER UNENFORCEABLE. If (but only if) a state or federal court located outside the State of California determines for any reason that the jury trial waiver in this Dispute Resolution Provision is not enforceable with respect to a Dispute, then any party hereto may require that said Dispute be resolved by binding arbitration pursuant to this Section12(b) before a single arbitrator. An arbitrator shall have no authority to determine matters (i) regarding the validity, enforceability, meaning, or scope of this Dispute Resolution Provision, or (ii) class action claims brought by either party as a class representative on behalf of others and claims by a class representative on either party’s behalf as a class member, which matters may be determined only by a court without a jury. By agreeing to arbitrate a Dispute, each party gives up any right that party may have to a jury trial, as well as other rights that party would have in court that are not available or are more limited in arbitration, such as the rights to discovery and to appeal. Arbitration shall be commenced by filing a petition with, and in accordance with the applicable arbitration rules of, National Arbitration Forum (“NAF”) or Judicial Arbitration and Mediation Service, Inc. (“JAMS”) (“Administrator”) as selected by the initiating party. However, if the parties agree, arbitration may be commenced by appointment of a licensed attorney who is selected by the parties and who agrees to conduct the arbitration without an Administrator. If NAF and JAMS both decline to administer arbitration of the Dispute, and if the parties are unable to mutually agree upon a licensed attorney to act as arbitrator with an Administrator, then either party may file a lawsuit (in a court of appropriate venue outside the State of California) and move for an Arbitration Order. The arbitrator, howsoever appointed, shall have expertise in the subject matter of the Dispute. Venue for the arbitration proceeding shall be at a location determined by mutual agreement of the parties or, if no agreement, in the city and state where Bank is headquartered. The arbitrator shall apply the law of the state specified in the agreement giving rise to the Dispute. After entry of an Arbitration Order, the non-moving party shall commence arbitration. The moving party shall, at its discretion, also be entitled to commence arbitration but is under no obligation to do so, and the moving party shall not in any way be adversely prejudiced by electing not to commence arbitration. The arbitrator: (i) will hear and rule on appropriate dispositive motions for judgment on the pleadings, for failure to state a claim, or for full or partial summary judgment; (ii) will render a decision and any award applying applicable law; (iii) will give effect to any limitations period in determining any Dispute or defense; (iv) shall enforce the doctrines of compulsory counterclaim, res judicata, and collateral estoppel, if applicable; (v) with regard to motions and the arbitration hearing, shall apply rules of evidence governing civil cases; and (vi) will apply the law of the state specified in the agreement giving rise to the Dispute. Filing of a petition for arbitration shall not prevent any party from (i) seeking and obtaining from a court of competent jurisdiction (notwithstanding ongoing arbitration) provisional or ancillary remedies including but not limited to injunctive relief, property preservation orders, foreclosure, eviction, attachment, replevin, garnishment, and/or the appointment of a receiver, (ii) pursuing non-judicial foreclosure, or (iii) availing itself of any self-help remedies such as setoff and repossession. The exercise of such rights shall not constitute a waiver of the right to submit any Dispute to arbitration. Judgment upon an arbitration award may be entered in any court having jurisdiction except that, if the arbitration award exceeds $4,000,000, any party shall be entitled to a de novo appeal of the award before a panel of three arbitrators. To allow for such appeal, if the award (including Administrator, arbitrator, and attorney’s fees and costs) exceeds $4,000,000, the arbitrator will issue a written, reasoned decision supporting the award, including a statement of authority and its application to the Dispute. A request for de novo appeal must be filed with the arbitrator within thirty (30) days following the date of the arbitration award; if such a request is not made within that time period, the arbitration decision shall become final and binding. On appeal, the arbitrators shall review the award de novo, meaning that they shall reach their own findings of fact and conclusions of law rather than deferring in any manner to the original arbitrator. Appeal of an arbitration award shall be pursuant to the rules of the Administrator or, if the Administrator has no such rules, then the JAMS arbitration appellate rules shall apply. Arbitration under this provision concerns a transaction involving interstate commerce and shall be governed by the Federal Arbitration Act, 9 U.S.C. § 1, et seq. If the terms of this Section 12(b) vary from the Administrator’s rules, this Section 12(b) shall control.

(c)            Reliance. Each party (i) certifies that no one has represented to such party that the other party would not seek to enforce a jury waiver, class action waiver, arbitration provision, or judicial reference provision in the event of suit, and (ii) acknowledges that it and the other party have been induced to enter into this Agreement by, among other things, material reliance upon the mutual waivers, agreements, and certifications in the respective sections of this DISPUTE RESOLUTION PROVISION.

14.            UNLAWFUL USE OF MEDICAL MARIJUANA, CONTROLLED SUBSTANCES, AND PROHIBITED ACTIVITIES. The undersigned shall not use, occupy, or permit the use or occupancy of the Property or any collateral located thereon (the “Collateral”) by the undersigned or any lessee, tenant, licensee, permitee, agent, or any other person in any manner that would be a violation of any applicable federal, state, or local law or regulation, regardless of whether such use or occupancy is lawful under any conflicting law, including without limitation any law relating to the use, sale, possession, cultivation, manufacture, distribution or marketing of any controlled substances or other contraband (whether for commercial, medical, or personal purposes), or any law relating to the medicinal use or distribution of marijuana (collectively, “Prohibited Activities”). Any lease, license, sublease, or other agreement for use, occupancy, or possession of the Property or Collateral (collectively a “lease”) with any third person (“lessee”) shall expressly prohibit the lessee from engaging or permitting others to engage in any Prohibited Activities. Borrower shall upon demand provide Bank with a written statement setting forth their compliance with this section and stating whether any Prohibited Activities are or may be occurring in, on, or around the Property or Collateral. If Borrower becomes aware that any lessee is likely engaged in any Prohibited Activities, Borrower shall, in compliance with applicable law, terminate the applicable lease and take all actions permitted by law to discontinue such activities. Borrower shall keep Bank fully advised of its actions and plans to comply with this section and to prevent Prohibited Activities. This section is a material consideration and inducement upon which Bank relies in extending credit and other financial accommodations to the undersigned. Failure by Borrower to comply with this section shall constitute a material non-curable Event of Default. Notwithstanding anything in this Agreement, the Note, the Deed of Trust, or other Security Documents regarding rights to cure Events of Default, Bank is entitled upon breach of this section to immediately exercise any and all remedies under this Agreement, the Note, the Deed of Trust, other Security Documents, and by law. In addition and not by way of limitation, Borrower shall indemnify, defend, and hold Bank harmless from and against any loss, claim, damage, liability, fine, penalty, cost, or expense (including attorneys’ fees and expenses) arising from, out of, or related to any Prohibited Activities at or on the Property or Collateral, Prohibited Activities by Borrower or any lessee of the Property or Collateral, or Borrower’s breach, violation, or failure to enforce or comply with any of the covenants set forth in this section. This indemnity includes, without limitation, any claim by any governmental entity or agency, any lessee, or any third person, including any governmental action for seizure or forfeiture of the Property or Collateral (with or without compensation to Bank, and whether or not Property or Collateral is taken free of or subject to Bank’s lien or security interest).

[SIGNATURE PAGE TO FOLLOW.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement in duplicate as of the day and year first above written.

BORROWER:

LAKE MEAD PARTNERS, LLC, a Delaware limited-liability company

By:	GK DEVELOPMENT, INC., an Illinois corporation, Manager

By:
Garo Kholamian, President

BANK:

ZIONS BANCORPORATION, N.A. dba NEVADA STATE BANK

By:
Name:
Title:

GUARANTOR CONSENT:

The undersigned Guarantors agree to by bound by, and to conform with, the provisions of this Agreement that apply to them.

Garo Kholamian, individually

GK DEVELOPMENT, INC., an Illinois corporation

By:
Garo Kholamian, President

Garo Kholamian as “Trustee” of the Garo Kholamian Revocable Trust

EXHIBIT “A”

THE LAND REFERRED TO HEREIN BELOW IS SITUATED HENDERSON, IN THE COUNTY OF CLARK, STATE OF NEVADA, AND IS DESCRIBED AS FOLLOWS:

PARCEL 1: (APN: 179-18-219-005)

A PORTION OF LOT 1 AS SHOWN BY FINAL MAP OF LAKE MEAD CROSSING, A COMMERCIAL SUBDIVISION, THEREOF ON FILE IN BOOK 138 OF PLATS, PAGE 17, IN THE CLARK COUNTY RECORDER’S OFFICE, CLARK COUNTY, NEVADA, LYING WITHIN THE NORTHEAST QUARTER (NE ¼) OF SECTION 18, TOWNSHIP 22 SOUTH, RANGE 63 EAST, M.D.M., CITY OF HENDERSON, CLARK COUNTY, NEVADA DESCRIBED AS FOLLOWS:

COMMENCING AT THE SOUTHWEST CORNER OF SAID LOT 1, THENCE NORTH 81°09’23” EAST ALONG THE SOUTHERLY LINE OF SAID LOT 1, A DISTANCE OF 1,472.33 FEET TO THE POINT OF BEGINNING;

THENCE DEPARTING SAID SOUTHERLY LINE NORTH 01°30’51” WEST, A DISTANCE OF 24.11 FEET;

THENCE SOUTH 87°56’53” WEST. A DISTANCE OF 9.53 FEET;

THENCE NORTH 08°50’37” WEST, A DISTANCE OF 94.97 FEET;

THENCE NORTH 81°09’23” EAST, A DISTANCE OF 18.69 FEET;

THENCE NORTH 08°50’37” WEST, A DISTANCE OF 47.38 FEET;

THENCE NORTH 81°09’23” EAST, A DISTANCE OF 101.36 FEET;

THENCE SOUTH 08°51’45” EAST, A DISTANCE OF 33.84 FEET;

THENCE NORTH 81°08’15” EAST, A DISTANCE OF 15.34 FEET TO THE BEGINNING OF A TANGENT CURVE HAVING A RADIUS OF 3.37 FEET;

THENCE CURVING TO THE RIGHT ALONG THE ARC OF SAID CURVE, CONCAVE SOUTHWESTERLY, THROUGH A CENTRAL ANGLE OF 180°00’00”, AN ARC LENGTH OF 10.60 FEET;

THENCE SOUTH 81°08’15” WEST, A DISTANCE OF 15.34 FEET;

THENCE SOUTH 008°51’45” EAST, A DISTANCE OF 99.18 FEET;

THENCE NORTH 81°08’15” EAST, A DISTANCE OF 17.68 FEET TO THE BEGINNING OF A TANGENT CURVE, HAVING A RADIUS OF 2.50 FEET;

THENCE CURVING TO THE RIGHT ALONG THE ARC OF SAID CURVE, CONCAVE SOUTHWESTERLY, THROUGH A CENTRAL ANGLE OF 90°00’00”, AN ARC LENGTH OF 3.93 FEET;

THENCE SOUTH 08°51’45” EAST, A DISTANCE OF 25.12 FEET TO A POINT ON THE AFOREMENTIONED SOUTHERLY LINE OF SAID LOT 1;

THENCE ALONG SAID SOUTHERLY LINE SOUTH 81°09’23” WEST, A DISTANCE OF 133.91 FEET TO THE POINT OF BEGINNING.

ALSO KNOWN AS SURVEY AREA BUILDING 9 ON RECORD OF SURVEY IN FILE 227 OF SURVEYS, PAGE 76, RECORDED MAY 19, 2022 IN BOOK 20220519 AS INSTRUMENT NO. 002859 OF OFFICIAL RECORDS IN THE CLARK COUNTY RECORDER’S OFFICE, CLARK COUNTY, NEVADA.

NOTE: THE ABOVE LEGAL PREVIOUSLY APPEARED IN DOCUMENT RECORDED JUNE 24, 2022 IN BOOK 20220624 AS INSTRUMENT NO. 000275, OFFICIAL RECORDS.

PARCEL 2: (APN: 178-13-612-006)

A PORTION OF LOT 1 AS SHOWN BY FINAL MAP OF LAKE MEAD CROSSING, A COMMERCIAL SUBDIVISION, THEREOF ON FILE IN BOOK 138 OF PLATS, PAGE 17, IN THE CLARK COUNTY RECORDER’S OFFICE, CLARK COUNTY, NEVADA, LYING WITHIN THE NORTHEAST QUARTER (NE ¼) OF THE NORTHEAST QUARTER (NE ¼) OF SECTION 13, TOWNSHIP 22 SOUTH, RANGE 63 EAST, M.D.M., CITY OF HENDERSON, CLARK COUNTY, NEVADA DESCRIBED AS FOLLOWS:

COMMENCING AT THE SOUTHWEST CORNER OF SAID LOT ONE (1);

THENCE ALONG THE SOUTHERLY LINE THEREOF, NORTH 80°47’16” EAST, 676.76 FEET TO THE POINTOF BEGINNING;

THENCE DEPARTING SAID SOUTHERLY LINE, NORTH 09°12’44” WEST, 329.94 FEET;

THENCE NORTH 80°47’16” EAST,. 224.75 FEET;

THENCE SOUTH 09°12’44” EAST, 168.00 FEET;

THENCE NORTH 80°47’16” EAST, 50.00 FEET;

THENCE SOUTH 09°12’44” EAST, 161.94 FEET TO A POINT ON THE SOUTHERLY LINE OF SAID LOT ONE(1);

THENCE ALONG SAID SOUTHERLY LINE, SOUTH 80°47’16” WEST, 274.75 FEET TO THE POINT OFBEGINNING.

ALSO KNOWN AS PARCEL 1-D PURSUANT TO THAT CERTAIN RECORD OF SURVEY MAP, AS SHOWN BY MAP THEREOF ON FILE IN FILE OF SURVEYS 197, PAGE 26, AS RECORDED IN THE OFFICE OF THE COUNTY RECORDER, CLARK COUNTY, NEVADA.

EXCEPTING THEREFROM THAT PORTION SHOWN AS PARCEL 1-D-2 ON FILE IN FILE 202 OF SURVEYS, PAGE 80, RECORDED MARCH 13, 2017 IN BOOK 20170313 AS INSTRUMENT NO. 000634, OFFICIAL RECORDS.

PARCEL 3: (APN: 179-18-111-009)

A PORTION OF LOT 1 AS SHOWN BY FINAL MAP OF LAKE MEAD CROSSING, A COMMERCIAL SUBDIVISION, THEREOF ON FILE IN BOOK 138 OF PLATS, PAGE 17, IN THE CLARK COUNTY RECORDER’S OFFICE, CLARK COUNTY, NEVADA, LYING WITHIN THE NORTHWEST QUARTER (NW ¼) OF THE NORTHWEST QUARTER (NW ¼) OF SECTION 18, TOWNSHIP 22 SOUTH, RANGE 63 EAST, M.D.M., CITY OF HENDERSON, CLARK COUNTY, NEVADA DESCRIBED AS FOLLOWS:

COMMENCING AT THE SOUTHWEST CORNER OF SAID LOT ONE (1);

THENCE ALONG THE SOUTHERLY LINE THEREOF, NORTH 80°47’16” EAST, 1118.51 FEET TO THE POINT OF BEGINNING;

THENCE DEPARTING SAID SOUTHERLY LINE, NORTH 09°12’44” WEST, 161.94 FEET;

THENCE NORTH 80°47’16” EAST, 93.00 FEET;

THENCE NORTH 09°12’44” WEST, 183.00 FEET;

THENCE NORTH 80°47’16” EAST, 81.31 FEET;

THENCE NORTH 09°12’44” WEST, 60.70 FEET;

THENCE SOUTH 80°47’16” WEST, 62.00 FEET;

THENCE NORTH 09°12’44” WEST, 322.25 FEET;

THENCE NORTH 80°47’16” EAST, 20.72 FEET;

THENCE NORTH 09°12’44” WEST, 254.33 FEET;

THENCE NORTH 80°47’16” EAST, 72.57 FEET;

THENCE NORTH 09°12’44” WEST, 136.96 FEET TO A POINT ON THE NORTHERLY LINE OF SAID LOT ONE (1);

THENCE ALONG SAID NORTHERLY LINE, NORTH 80°47’16” EAST, 675.81 FEET;

THENCE DEPARTING SAID NORTHERLY LINE, SOUTH 09°10’42” EAST, 399.22 FEET;

THENCE NORTH 80°44’58” EAST, 49.96 FEET;

THENCE SOUTH 09°22’17” EAST, 720.00 FEET TO A POINT ON THE SOUTHERLY LINE OF SAID LOT ONE (1);

THENCE ALONG SAID SOUTHERLY LINE SOUTH 80°47’’16” WEST, 933.14 FEET TO THE POINT OF BEGINNING.

EXCEPTING THEREFROM THAT PORTION DESCRIBED IN DEED RECORDED JUNE 29, 2012 IN BOOK 20120629 AS DOCUMENT NO. 001360, OFFICIAL RECORDS, CLARK COUNTY, NEVADA.

FURTHER EXCEPTING THEREFROM THAT PORTION DESCRIBED IN DEED RECORDED APRIL 20, 2012 IN BOOK 20120420 AS DOCUMENT NO. 003135 AND RE-RECORDED JULY 2, 2012 IN BOOK 20120702 AS DOCUMENT NO. 002271, OFFICIAL RECORDS, CLARK COUNTY, NEVADA.

ALSO KNOWN AS PARCEL 1-E PURSUANT TO THAT CERTAIN RECORD OF SURVEY MAP, AS SHOWN BY MAP THEREOF ON FILE IN FILE 197 OF SURVEYS, PAGE 26, AS RECORDED IN THE OFFICE OF THE COUNTY RECORDER, CLARK COUNTY, NEVADA.

FURTHER EXCEPTING THEREFROM THAT PORTION DESCRIBED IN DEED RECORDED FEBRUARY 11,2022 IN BOOK 20220211 AS INSTRUMENT NO. 001280, OFFICIAL RECORDS.

AND FURTHER EXCEPTING THEREFROM THAT PORTION DESCRIBED IN DEED RECORDED JANUARY 28, 2022 IN BOOK 20220128 AS INSTRUMENT NO. 002403, OFFICIAL RECORDS.

AND FURTHER EXCEPTING THEREFROM THAT PORTION DESCRIBED IN DEED RECORDED JUNE 24, 2022 IN BOOK 20220624 AS INSTRUMENT NO. 000275, OFFICIAL RECORDS.

PARCEL 4:

NON EXCLUSIVE EASEMENTS AS GRANTED IN THE "OPERATION AND EASEMENT AGREEMENT" RECORDED OCTOBER 30, 2006 IN BOOK 20061030 AS INSTRUMENT NO. 0005993 OF OFFICIAL RECORDS, CLARK COUNTY, NEVADA.

PARCEL 5:

ACCESS EASEMENT AS GRANTED IN THE "DECLARATION OF RESERVED EASEMENTS" RECORDED OCTOBER 26, 2006 IN BOOK 20061026 AS INSTRUMENT NO. 0006039 OF OFFICIAL RECORDS, CLARK COUNTY, NEVADA, SUBJECT TO THE TERMS SET FORTH THEREIN.

Parcel Numbers: 178-13-612-006, 179-18-111-009, 179-18-219-005